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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                             AIRSPAN NETWORKS INC.

                                   ARTICLE 1

                                      NAME

     The name of this corporation is Airspan Networks Inc.

                                   ARTICLE 2

                                    DURATION

     This corporation is organized under the Washington Business Corporation Act (the "Act") and shall have perpetual existence.

                                   ARTICLE 3

                               PURPOSE AND POWERS

     The purpose and powers of this corporation are as follows:

     3.1  To engage in any lawful business.

     3.2 To engage in any and all activities that, in the judgment of the Board of Directors, may at any time be incidental or conducive to the attainment of the foregoing purpose.

     3.3 To exercise any and all powers that a corporation formed under the Act, or any amendment thereto or substitute therefor, is entitled at the time to exercise.

                                   ARTICLE 4

                                 CAPITAL STOCK
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     4.1  Classes and Series of Stock. This corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Convertible Preferred Stock." The total number of shares that this corporation is authorized to issue is one hundred thirty-six million (136,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock, par value $.0003 per share, and eighty-six million (86,000,000) shares shall be Convertible Preferred Stock, par value $.0001 per share. The Convertible Preferred Stock shall include three series as follows: forty million (40,000,000) shares of Series A Convertible Preferred Stock (the "Series A Stock"); eighteen million eight hundred twenty-one thousand four hundred twenty-seven (18,821,427) shares of Series B Convertible Preferred Stock (the "Series B Stock"); and twenty-two million one hundred seventy eight thousand five seventy-three (22,178,573) shares of Series C Convertible Preferred Stock (the "Series C Stock"). Authority is vested in the Board of Directors, subject to the limitations and procedures prescribed by law, to divide any part or all of such preferred class into any number of series, to fix and determine relative rights and preferences of the shares of any series to be established, and to amend the rights and preferences of the shares of any series that has been established but is wholly unissued.

     Within any limits stated in these Articles or in the resolution of the Board of Directors establishing a series, the Board of Directors, after the issuance of shares of a series, may amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series, and the number of shares constituting the decrease shall thereafter constitute authorized but undesignated shares.

     The authority herein granted to the Board of Directors to determine the relative rights and preferences of the preferred stock shall be limited to unissued shares, and no power shall exist to alter or change the rights and preferences of any shares that have been issued.

     4.2 Rights, Preferences and Restrictions of Convertible Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Stock, Series B Stock and Series C Stock are as set forth below in this Section 4.2.

          4.2.1 Dividend Provision. The holders of shares of Series A Stock, Series B Stock and Series C Stock shall be entitled to receive dividends, on an as-converted basis, when and if any such dividend is paid on the Common Stock by declaration of the Board of Directors.

          4.2.2  Liquidation Preference.

                 (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, subject to the rights of other classes or series of preferred stock that may from time to time come into existence, the holders of Series A Stock, Series B Stock and Series C Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of

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Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.00 for each outstanding share of Series A Stock (the "Original Series A Issue Price"), $1.75 for each outstanding share of Series B Stock (the "Original Series B Issue Price"), and $2.50 for each outstanding share of Series C Stock (the "Original Series C Issue Price," and together with the Original Series A Issue Price and the Original Series B Issue Price, the "Original Issue Price"), and (ii) an amount equal to declared but unpaid dividends on each such share of Series A Stock, Series B Stock and Series C Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Stock, Series B Stock and Series C Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of other classes or series of preferred stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Stock, Series B Stock and Series C Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

               (b)  For purposes of subsections (c), (d), (e) and (f) of this
Section 4.2.2, the following definitions shall apply:

               "Series A Investment Amount" shall mean the Original Series A Issue Price multiplied by the number of shares of Series A Stock outstanding.

               "Series B Investment Amount" shall mean the Original Series B Issue Price multiplied by the number of shares of Series B Stock outstanding.

               "Series C Investment Amount" shall mean the Original Series C Issue Price multiplied by the number of shares of Series C Stock outstanding.

               "Series A Percentage" shall mean the Series A Investment Amount divided by the Total Preferred Stock Investment Amount.

               "Series B Percentage" shall mean the Series B Investment Amount divided by the Total Preferred Stock Investment Amount.

               "Series C Percentage" shall mean the Series C Investment Amount divided by the Total Preferred Stock Investment Amount.

               "Total Preferred Stock Investment Amount" shall mean the sum of the Series A Investment Amount, the Series B Investment Amount and the Series C Investment Amount.

               (c) Upon the completion of the distributions required by subsection (a) of this Section 4.2.2 and any other distribution that may be required with respect to any other class or series of preferred stock that may from time to time come into existence, the remaining assets of this corporation legally available for distribution to stockholders shall be distributed as follows: (i) an aggregate amount (the "Second Distribution Amount") equal to the product of $2.00 multiplied by the number of shares of Series A Stock, Series B Stock and Series C Stock then outstanding shall be

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distributed, on a pari passu basis, in an amount equal to the Series A
Percentage multiplied by the Second Distribution Amount, ratably among the holders of Series A Preferred Stock, in an amount equal to the Series B Percentage multiplied by the Second Distribution Amount, ratably among the holders of Series B Preferred Stock, and in an amount equal to the Series C Percentage multiplied by the Second Distribution Amount, ratably among the holders of Series C Preferred Stock, and (ii) an amount per share equal to $2.00 for each outstanding share of Common Stock shall be distributed ratably among the holders of Common Stock. If the assets and funds thus distributed among the holders of the Series A Stock, Series B Stock, Series C Stock and the Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any other class or series of preferred stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Stock, Series B Stock, Series C Stock and Common Stock in proportion to the amount each such holder is otherwise entitled to receive under this subsection (c).

               (d) Upon the completion of the distributions required by subsections (a) and (c) of this Section 4.2.2 and any other distribution that may be required with respect to any other class or series of preferred stock that may from time to time come into existence, the remaining assets of this corporation legally available for distribution to stockholders shall be distributed as follows: (i) an aggregate amount (the "Third Distribution Amount") equal to the product of $1.50 multiplied by the number of shares of Series B Stock and Series C Stock then outstanding shall be distributed, on a pari passu basis, in an amount equal to the Series A Percentage multiplied by the Third Distribution Amount, ratably among the holders of Series A Stock, in an amount equal to the Series B Percentage multiplied by the Third Distribution Amount, ratably among the holders of Series B Preferred Stock, and in an amount equal to the Series C Percentage multiplied by the Third Distribution Amount, ratably among the holders of Series C Preferred Stock, and (ii) an amount per share equal to $1.50 for each outstanding share of Common Stock, in addition to the amounts paid pursuant to subsection (c) of this Section 4.2.2, shall be distributed ratably among the holders of Common Stock. If the assets and funds thus distributed among the holders of the Series A Stock, Series B Stock, Series C Stock and Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, subject to the rights of any other class or series of preferred stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Stock, Series B Stock, Series C Stock and Common Stock in proportion to the amount each such holder is otherwise entitled to receive under this subsection (d).

               (e) Upon the completion of the distributions required by subsections (a), (c) and (d) of this Section 4.2.2 and any other distribution that may be required with respect to any other class or series of preferred stock that may from time to time come into existence, the remaining assets of this corporation legally available for distribution to stockholders shall be distributed as follows: (i) an aggregate amount (the "Fourth Distribution Amount") equal to the product of $1.50 multiplied by the number of

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shares of Series C Stock then outstanding shall be distributed, on a pari passu basis, in an amount equal to the Series A Percentage multiplied by the Fourth Distribution Amount, ratably among the holders of Series A Stock, in an amount equal to the Series B Percentage multiplied by the Fourth Distribution Amount, ratably among the holders of Series B Preferred Stock, and in an amount equal to the Series C Percentage multiplied by the Fourth Distribution Amount, ratably among the holders of Series C Preferred Stock, and (ii) an amount per share equal to $1.50 for each outstanding share of Common Stock, in addition to the amounts paid pursuant to subsections (c) and (d) of this Section 4.2.2, shall be distributed ratably among the holders of Common Stock. If the assets and funds thus distributed among the holders of the Series A Stock, Series B Stock, Series C Stock and Common Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then, subject to the rights of any other class or series of preferred stock that may from time to time come into existence, the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Stock, Series B Stock, Series C Stock and Common Stock in proportion to the amount each such holder is otherwise entitled to receive under this subsection (e).

               (f) Upon the completion of the distributions required by subsections (a), (c), (d) and (e) of this Section 4.2.2 and any other distribution that may be required with respect to any other class or series of preferred stock that may from time to time come into existence, if assets remain in this corporation, the holders of Series A Stock, Series B Stock and Series C Stock shall receive no further distributions and the holders of the Common Stock of this corporation shall receive all of the remaining assets of this corporation pro rata based on the number of shares of Common Stock held by each.

               (g) (i) For purposes of this Section 4.2.2, unless otherwise agreed by holders of at least sixty-seven percent (67%) of the then outstanding shares of Series A Stock, Series B Stock and Series C Stock, voting together as a single class and not as a separate series, on an as-converted basis, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) any consolidation or merger of the corporation with or into any other corporation or entity or person, or any other corporate reorganization in which shareholders of the corporation immediately prior to such consolidation, merger or reorganization, as a result of their ownership of the corporation's securities, own less than 50% of the surviving corporation's voting power immediately after such consolidation, merger or reorganization; or
(B) a sale, lease or other disposition of all or substantially all of the assets of this corporation.

                    (ii) In any of such events, if the consideration received by this corporation is other than cash, the value of such consideration will be deemed its fair market value. Any securities shall be valued as follows:

                         (A)  Securities not subject to investment letter or
other similar restrictions on free marketability covered by (B) below:

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                                  (1)  If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty
(30) day period ending three (3) days prior to the closing of the impending transaction;

                                  (2)  If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of the impending transaction; and

                                  (3)  If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Stock, Series B Stock and Series C Stock, voting together as a single class.

                           (B)    The method of valuation of securities subject
to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate of this corporation) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Series A Stock, Series B Stock and Series C Stock, voting together as a single class.

                   (iii) In the event the requirements of this subsection 4.2.2(g) are not complied with, this corporation shall forthwith either:

                           (A)    cause such closing to be postponed until such
time as the requirements of this Section 4.2.2 have been complied with; or

                           (B)    cancel such transaction, in which event the
rights, preferences and privileges of the holders of the Series A Stock, Series B Stock and Series C Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 4.2.2(g)(iv) hereof.

                   (iv) This corporation shall give each holder of record of Series A Stock, Series B Stock and Series C Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, if any, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4.2.2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten
(10) days after this corporation has given notice of any material changes provided for

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herein; provided, however, that such periods may be shortened upon the written consent of the holders of Convertible Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Stock, Series B Stock and Series C Stock, voting together as a single class.

          4.2.3 Redemption. The Series A Stock, Series B Stock and Series C Stock are not redeemable.

          4.2.4 Conversion. The holders of the Series A Stock, Series B Stock and Series C Stock shall have conversion rights as follows (the "Conversion Rights"):

                 (a)    Right to Convert. Each share of Series A Stock, Series B
                        ----------------
Stock and Series C Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price (as defined above) applicable to such series by the Conversion Price (as defined below) applicable to such series, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial "Conversion Price" per share for shares of Series A Stock shall be the Original Series A Issue Price; the initial "Conversion Price" per share for shares of Series B Stock shall be the Original Series B Issue Price; and the initial "Conversion Price" per share for shares of Series C Stock shall be the Original Series C Issue Price; provided, however, that the Conversion Price for the Series A Stock, Series B Stock and Series C Stock shall be subject to adjustment as set forth in subsection 4.2.4(d) hereof.

                 (b)    Automatic Conversion. Each share of Series A Stock,
                        --------------------
Series B Stock and Series C Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series immediately upon the earlier of (i) this corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which was not less than $5.25 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and the aggregate offering proceeds of which were not less than $40,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of seventy-five percent (75%) of the then outstanding shares of Series A Stock, Series B Stock and Series C Stock, voting together as a single class on an as-converted basis and not as separate series.

                 (c)    Mechanics of Conversion. Before any holder of Series A
                        -----------------------
Stock, Series B Stock or Series C Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A Stock, Series B Stock or Series C Stock, and shall give written notice to this corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of

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Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Stock, Series B Stock or Series C Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Stock, Series B Stock or Series C Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Stock, Series B Stock or Series C Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Stock, Series B Stock or Series C Stock shall not be deemed to have converted such Series A Stock, Series B Stock or Series C Stock until immediately prior to the closing of such sale of securities.

                 (d)    Conversion Price Adjustments of Convertible Preferred
                        -----------------------------------------------------
Stock for Certain Dilutive Issuance, Stock Splits and Combinations. The
------------------------------------------------------------------
Conversion Price of the Series A Stock, Series B Stock and Series C Stock shall be subject to adjustment from time to time as follows:

                        (i) (A) If this corporation shall issue, after the date upon which any shares of Series C Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Stock, Series B Stock or Series C Stock (the "Affected Series") in effect immediately prior to such issuance, then the Conversion Price of each Affected Series in effect immediately prior to such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price of the Affected Series by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4.2.4(d)(i)(E)(1) or (2)) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4.2.4(d)(i)(E)(1) or (2)) plus the number of shares of such Additional Stock.

                             (B)  No adjustment of the Conversion Price for the
Series A Stock, Series B Stock or Series C Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment to the Conversion Price of the Affected Series made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving

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rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price of the Series A Stock, Series B Stock or Series C Stock pursuant to this subsection 4.2.4(d)(i) shall have the effect of increasing the Conversion Price of the Affected Series above the Conversion Price in effect immediately prior to such adjustment.

                             (C)  In the case of the issuance of Common Stock
for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                             (D)  In the case of the issuance of Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                             (E)  In the case of the issuance (whether before,
on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4.2.4(d)(i) and subsection 4.2.4(d)(ii).

                                  (1)  The aggregate maximum number of shares of
Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4.2.4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                  (2)  The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into

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account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4.2.4(d)(i)(C) and (d)(i)(D)).

                                       (3)  In the event of any change in the
number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4.2.4(d)(i)(A)), the Conversion Price of the Series A Stock, Series B Stock or Series C Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                       (4)  Upon the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A Stock, Series B Stock or Series C Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4.2.4(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise or such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                       (5)  The number of shares of Common Stock
deemed issued and the consideration deemed paid therefor pursuant to subsections 4.2.4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4.2.4(d)(i)(E)(3) or (4).

                        (ii) "Additional Stock'' shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4.2.4(d)(i)(E)) by this corporation after the Purchase Date other than:

                                (A)    Common Stock issuable or issued pursuant
to a transaction described in subsection 4.2.4(d)(iii) hereof;

                                (B)    shares of Common Stock issuable or issued
to employees, consultants or directors of this corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this

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corporation;

                                (C)    shares of Common Stock issuable or issued
in a firm commitment underwritten public offering before or in connection with which all outstanding shares of Series A Stock, Series B Stock and Series C Stock will be converted to Common Stock;

                                (D)    shares of Common Stock issuable or issued
upon conversion of the Series A Stock, Series B Stock or Series C Stock or other already outstanding convertible securities (including shares issuable or issued as a result of the antidilution provisions thereof), or as dividends or distributions on the Series A Stock, Series B Stock or Series C Stock;

                                (E)    shares of Common Stock issuable or issued
upon exercise of warrants issued to banks or equipment lessors, which warrants were approved by the Board of Directors; or

                                (F)    shares of Common Stock issuable or issued
in connection with business combinations or corporate partnering agreements approved by the Board of Directors.

                        (iii) In the event this corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Stock, Series B Stock and Series C Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                        (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Stock, Series B Stock and Series C Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

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        (e)  Other Distributions.  In the event this corporation shall declare a
             -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4.2.4(d)(iii), then, in each such case for the purpose of this subsection 4.2.4(e), the holders of the Series A Stock, Series B Stock and Series C Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series A Stock, Series B Stock and Series C Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

        (f)  Recapitalizations. If at any time or from time to time there shall
             -----------------
be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section
4.2.4 or in Section 4.2.2) provision shall be made so that the holders of the Series A Stock, Series B Stock and Series C Stock shall thereafter be entitled to receive upon conversion of the Series A Stock, Series B Stock and Series C Stock the number of shares of stock or other securities or property of this corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.2.4 with respect to the rights of the holders of the Series A Stock, Series B Stock and Series C Stock after the recapitalization to the end that the provisions of this Section 4.2.4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Stock, Series B Stock and Series C Stock) shall be applicable after that event as nearly equivalent as may be practicable.

        (g)  No Impairment. This corporation will not, by amendment of its
             -------------
Amended and Restated Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.2.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Stock, Series B Stock and Series C Stock against impairment.

        (h)  No Fractional Shares and Certificate as to Adjustments.
             ------------------------------------------------------

             (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Stock, Series B Stock or Series C Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share. Such conversion shall be determined on the basis of the total number of shares of Series A Stock, Series B Stock and Series C Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

             (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Stock, Series B Stock or Series C Stock pursuant to this Section 4.2.4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the Affected Series a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Stock, Series B Stock or Series C Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Convertible Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Stock, Series B Stock or Series C Stock, as the case may be.

        (i)  Notices of Record Date. In the event of any taking by this
             ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Stock, Series B Stock and Series C Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

        (j)  Reservation of Stock Issuable Upon Conversion. This corporation
             ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, Series B Stock and Series C Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock, Series B Stock and Series C Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, Series B Stock and Series C Stock, in addition to such other remedies as shall be available to the holder of such Series A Stock, Series B Stock and Series C Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

        (k)  Notices. Any notice required by the provisions of this Section
             -------
4.2.4 to be given to the holders of shares of Series A Stock, Series B Stock or Series C Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation.

        (l)  Special Mandatory Conversion.
             ----------------------------

             (i) If (A) this corporation consummates a financing (a "Financing") pursuant to which any holders of Series A Stock, Series B Stock and Series C Stock are entitled to exercise the first right of refusal (the "First Right of Refusal") set forth in Section 2.4 of the Second Amended and Restated Investors' Rights Agreement, dated on or about November 1, 1999, by and among this corporation and certain investors and persons, and as it may be further amended from time to time (the "Rights Agreement"); (B) the Board of Directors of this corporation shall have determined that holders of Series A Stock, Series B Stock and Series C Stock of this corporation must participate in the Financing (a "Mandatory Offering") and have determined the aggregate dollar amount to be invested by all holders of Series A Stock, Series B Stock and Series C Stock (the "Aggregate Preferred Stock Investment Amount"), which amount may be more than or less than the holders' right to participate in the Financing pursuant to the First Right of Refusal contained in the Rights Agreement and which amount shall not exceed twenty-five million dollars ($25,000,000); (C) this corporation shall have delivered a notice ("Notice") to the holders of Series A Stock, Series B Stock and Series C Stock: (1) stating this corporation's bona fide intention to consummate the Financing, (2) indicating the number of securities to be offered, (3) indicating the price and terms upon which it proposes to offer such securities, (4) identifying the Pro Rata Share (as defined below) of each holder of Series A Stock, Series B Stock and Series C Stock of the Aggregate Preferred Stock Investment Amount and (5) offering each holder of Series A Stock, Series B Stock and Series C Stock the right to purchase such holder's Pro Rata Share of the Aggregate Preferred Stock Investment Amount within the time periods set forth in the Notice; and (D) a holder (a "Non-Participating Holder") does not acquire or does not cause an affiliate to acquire at least its Pro Rata Share of the Aggregate Preferred Stock Investment Amount within the time periods set forth in the Notice, then that percentage of each Non-Participating Holder's shares of Series A Stock, Series B Stock and Series C Stock equal to the percentage of such Non-Participating Holder's Pro Rata share of the Aggregate Preferred Stock Investment Amount not acquired by such Non-Participating Holder shall automatically and without further action on the part of such holder be converted effective upon, subject to, and concurrently with, the consummation of the Mandatory Offering (the "Mandatory Offering Date") into shares of Common Stock of this corporation at a Conversion Price equal to the Original Series A Issue Price or the Original Series B Issue Price or the Original Series C Issue Price, as applicable (as adjusted for any stock dividends, combinations or splits). For purposes of this subsection 4.2.4(I)(i), each holder's Pro Rata Share of the Aggregate Preferred Stock Investment Amount shall be an amount determined by multiplying the Aggregate Preferred Stock Investment Amount by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon conversion of shares of Series A Voting Stock, Series B Voting Stock and Series C Voting Stock (as each term is defined below) then held by such holder and the denominator of which shall be the total number of shares of Common Stock issuable upon conversion of shares of Series A Voting Stock, Series B Voting Stock and Series C Voting Stock then outstanding. For purposes of calculating a holder's Pro Rata Share, the applicable number of shares of Common Stock issuable upon conversion of the shares of Series A Voting Stock,

Series B Voting Stock and Series C Voting Stock shall be calculated based on the number of shares outstanding immediately preceding the closing of the Mandatory Offering, but assuming a conversion price based on full participation of all of the holders of Preferred Stock in such Mandatory Offering. The foregoing notwithstanding, under no circumstances shall any holder of Series A Stock, Series B Stock or Series C Stock or Common Stock be required to make any additional investment in a Financing if any of the securities offered in such a Financing would be rendered non-voting by application of the Legal Limitations (as defined below) or if any Series A Voting Stock, Series B Voting Stock, Series C Voting Stock or Voting Common Stock (as each term is defined below) held by such holder prior to investment in such Financing would be rendered non-voting by application of the Legal Limitations as a result of such additional investment in the Financing.

                 (ii) The holder of any shares of Series A Stock, Series B Stock or Series C Stock converted pursuant to this subsection 4.2.4(l) shall deliver to this corporation during regular business hours at the office of any transfer agent of this corporation for the Series A Stock, Series B Stock or Series C Stock, or at such other place as may be designated by this corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to this corporation. As promptly as practicable thereafter, this corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Common Stock to be issued and such holder shall be deemed to have become a stockholder of record of Common Stock on the Mandatory Offering Date, unless the transfer books of this corporation are closed on that date, in which event he, she or it shall be determined to have become a stockholder of record of Common Stock on the next succeeding date on which the transfer books are open.

                 (iii) In the event that a holder of Series A Stock, Series B Stock or Series C Stock converts any Series A Stock, Series B Stock or Series C Stock into Common Stock pursuant to subsection 4.2.4(a) hereof within ninety
(90) days prior to the date of closing of a Mandatory Offering, such holder shall be deemed to have converted such shares pursuant to this subsection 4.2.4(l).

     4.2.5  Voting Rights.

            (a)  Voting In General. Subject to any restrictions set forth herein
                 -----------------
or as otherwise required by applicable law, the holder of each share of Series A Stock, Series B Stock and Series C Stock shall have the right to one vote for each share of Common Stock into which each such share of Series A Stock, Series B Stock and Series C Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, as a single class on an as-converted basis and not as separate series, with respect to any question upon which holders of Common Stock have the right to vote.

         (b) Voting Limitations. The foregoing notwithstanding, a holder of
             ------------------
Common Stock, Series A Stock, Series B Stock or Series C Stock shall not, at any time, be entitled to vote any shares of this corporation held by it to the extent that such voting would contravene the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225), or any successor to such regulation, or any other law, regulation, rule or other requirement of any governmental authority as from time to time in effect (the "Legal Limitations"). The number of shares held by a holder which are rendered non-voting under the preceding sentence may vary depending upon the circumstances to which the Legal Limitations are being applied, and the number of other shares entitled to vote in such circumstance. In the event that only a portion of a holder's holdings of Common Stock, Series A Stock, Series B Stock or Series C Stock must be rendered non-voting in order to achieve compliance with the Legal Limitations, then the holder's holdings of Series C Stock, then Series B Stock, then Series A Stock, and then Common Stock shall be rendered non-voting, in that order, until compliance with the Legal Limitations is achieved. Shares of Series A Stock, Series B Stock, Series C Stock and Common Stock which are not rendered non-voting under this subsection 4.2.5(b) are referred to in certain sections and subsections herein as "Series A Voting Stock," "Series B Voting Stock," "Series C Voting Stock" and "Voting Common Stock," respectively. This corporation shall be entitled to rely, without independent verification, upon the representation of any holder that it is entitled under applicable law to vote the shares held by it, and in no event shall the corporation be liable to any such holder or any third party arising from any such vote whether or not permitted by applicable law. A holder of any shares of Common Stock, Series A Stock, Series B Stock or Series C Stock which are rendered non-voting in order to comply with the Legal Limitations may not sell such shares (other than to a purchaser taking such shares subject to the Legal Limitations) unless:

             (i) such sale will take place in a dispersed public distribution in which no purchaser or group of related purchasers acquires shares representing more than two percent of a class of voting shares of this corporation;

             (ii)  such sale is to this corporation; or

             (iii) this corporation is notified of such holder's intent to sell such shares and such sale is to one or more purchasers acceptable to it.

         (c) Fractional Shares. Fractional votes shall not be permitted and any
             -----------------
fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).


  4.2.6  Protective Provisions.

         (a) So long as an aggregate of at least 30,000,000 shares of Series A Voting Stock, Series B Voting Stock and Series C Voting Stock remain outstanding, this corporation shall not take any of the following actions without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Voting Stock, Series B Voting Stock and Series C Voting Stock, voting together as a single class on an as-converted basis and not as separate series:

                   (i) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over or being on a parity with any of the Series A Stock, Series B Stock or the Series C Stock with respect to rights of redemption, liquidation preference, voting or dividends;

                   (ii) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of; or

                   (iii) declare or pay any dividends on its Common Stock or redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series A Stock, Series B Stock, Series C Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certai

             (b) In addition, so long as an aggregate of at least 30,000,000 shares of Series A Voting Stock, Series B Voting Stock and Series C Voting Stock remain outstanding and unless unanimously approved by the Board of Directors of this corporation, this corporation shall not take any of the following actions without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Voting Stock, Series B Voting Stock and Series C Voting Stock, voting together as a single class on an as-converted basis and not as separate series:

                   (i) make any loans or advances to its employees or any members of their immediate families, other than travel advances and other advances made in the ordinary course of business or loans to employees made pursuant to promissory notes issued for the purchase of shares under a stock option plan or restricted stock plan approved by the Board of Directors of this corporation;

                   (ii) guarantee any indebtedness or obligation of any other party other than in the ordinary course of business;

                        (iii) create or suffer to be imposed any lien, mortgage, security interest or other charge on or against all or substantially all of the properties or assets of this corporation or any subsidiary; or

                        (iv) acquire, or permit any subsidiary to acquire, any stock or other securities of any corporation, partnership or entity unless immediately following such acquisition such corporation, partnership or entity would be wholly owned by this corporation or a subsidiary of this corporation.

                   (c) In addition, this corporation shall not take any of the following actions which would have the following effects on any of the Series A Stock, Series B Stock or the Series C Stock (the series so affected being referred to as the "Subject Series") without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty-one percent (51%) of the then outstanding shares of the Subject Series voting as a separate class:

                        (i) alter or change the rights, preferences or privileges of the shares of the Subject Series so as to affect such shares adversely; or

                        (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of the Subject Series.

           4.2.7 Status of Converted Stock. In the event any shares of Series A Stock Series B Stock or Series C Stock shall be converted pursuant to Section
4.2.4 here of, the shares so converted shall be canceled and shall not be issuable by this corporation. The Amended and Restated Articles of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction i n this corporation's authorized capital stock.

     4.3   Common Stock.

           4.3.1 Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

           4.3.2 Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 4.2.2 hereof.

           4.3.3 Voting Rights. The holder of each share of Voting Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

     4.4 Issuance of Certificates. The Board of Directors shall have the authority to issue shares of the capital stock of this corporation and the certificates therefor subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.

     4.5 Cumulative Voting. Shareholders of this corporation shall not have the right to cumulate votes for the election of directors.

     4.6 No Preemptive Rights; Exception. No shareholder of this corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of this corporation or to any obligations convertible into stock of this corporation, or to any warrant or option for the purchase thereof, except to the extent provided by resolution or resolutions of the Board of Directors establishing a series of preferred stock or by written agreement with this corporation

     4.7 Quorum for Meeting of Shareholders. A quorum shall exist at any meeting of shareholders if a majority of the votes entitled to be cast is represented in person or by proxy. In the case of any meeting of shareholders that is adjourned more than once because of the failure of a quorum to attend, those who attend the third convening of such meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors, provided that the percentage of shares represented at the third convening of such meeting shall not be less than one-third of the shares entitled to vote.

     4.8 Execution of Consent by Less Than Unanimous Consent of Shareholders. To the extent permitted by the Act, the taking of action by shareholders without a meeting by less than unanimous written consent of all shareholders entitled to vote on the action shall be permitted. Notice of the taking of such action shall be given to those shareholders entitled to vote on the action who have not consented in writing (and, if the Act would otherwise require that notice of a meeting of shareholders to consider the action be given to nonvoting shareholders, to all nonvoting shareholders), in writing, describing with reasonable clarity the general nature of the action, and accompanied by the same material that, under the Act, would have been required to be sent to nonconsenting (or nonvoting) shareholders in a notice of meeting at which the action would have been submitted for shareholder action. Such notice shall be either (i) by deposit in the U.S. mail before the action becomes effective, with first-class postage thereon prepaid, correctly addressed to each shareholder entitled thereto at the shareholder's address as it appears on the current record of shareholders of the Corporation; or (ii) by personal delivery, courier service, wire or wireless equipment, telegraphic or other facsimile transmission, or any other electronic means which transmits a facsimile of such communication correctly addressed to each shareholder entitled thereto at the shareholder's physical address, electronic mail address, or facsimile number, as it appears on the current record of shareholders of the Corporation. Notice under clause (i) shall be given at least seventy-two (72) hours, and notice under clause (ii) shall be given at least twenty-four (24) hours before the action becomes effective.

     4.9 Contracts with Interested Shareholders. Subject to the limitations set forth in RCW 23B.19.040, to the extent applicable:

               (a) The corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its shareholders and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise.

               (b) Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the shareholder's having an interest in the contract or transaction.

     4.10 Ratification by Shareholder Vote. Subject to the requirements of RCW 23B.08.730 and 23B.19.040, any contract, transaction, or act of the corporation or of any director or officer of the corporation that shall be authorized, approved, or ratified by the affirmative vote of a majority of shares represented at a meeting at which a quorum is present shall, insofar as permitted by law, be as valid and as binding as though ratified by every shareholder of the corporation.

     4.11 Shareholder Voting on Extraordinary Actions. Pursuant to the authority granted under Sections 23B.10.030, 23B.11.030, 23B.12.020, and 23B.14.020 of the Act, the vote of shareholders of this corporation required in order to approve amendments to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of business, or dissolution of the corporation shall be a majority of all of the votes entitled to be cast by each voting group entitled to vote thereon.

                                   ARTICLE 5

                                   DIRECTORS

     5.1 Number of Directors. Except as may be provided in these articles of incorporation as amended from time to time, the number of directors of the corporation shall be fixed as provided in the Bylaws and may be changed from time to time by resolution of the Board of Directors.

     5.2 Authority of Board of Directors to Amend Bylaws. Subject to the limitation(s) of RCW 23B.10.210, and subject to the power of the shareholders of the corporation to change or repeal the Bylaws, the Board of Directors is expressly authorized to make, amend, or repeal the Bylaws of the corporation unless the shareholders in amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.

     5.3 Contracts with Interested Directors. Subject to the limitations set forth in RCW 23B.08.700 through 23B.08.730:

             (a) The corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its directors and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise.

             (b) Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the director's having an interest in the contract or transaction.

     5.4 Indemnification of Directors, Officers, Employees and Agents. The capitalized terms in this Section 5.4 shall have the meanings set forth in RCW

             (a) The Corporation shall indemnify and hold harmless each individual who is or was serving as a Director or officer of the Corporation or who, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability incurred with respect to any Proceeding to which the individual is or is threatened to be made a Party because of such service, and shall make advances of reasonable Expenses with respect to such Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled.

             (b) The Corp oration may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Corporation or, who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

             (c) If, after the effective date of this Section 5.4, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Act.

             (d) To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this Section 5.4 shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise. The right to indemnification conferred in this Section 5.4 shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Section 5.4 shall not adversely affect any right or protection of a Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

             (e) If any provision of this Section 5.4 or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this Section 5.4, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.

     5.5 Limitation of Directors' Liability. To the fullest extent permitted by the Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Section 5.5 shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.

                                   ARTICLE 6

                                 OTHER MATTERS

     6.1 Registered Agent and Office. The street address of the registered agent of the corporation shall be 701 Fifth Avenue, Suite 5000, Seattle, WA 98154-1065; and the registered agent at that office shall be PTSGE Corp.

     6.2 Amendments to Articles of Incorporation. Except as otherwise provided in these Articles, as amended from time to time, the corporation reserves the right to amend, alter, change, or repeal any provisions contained in these Articles in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders of the corporation are subject to this reservation. A shareholder of the corporation does not have a vested property right resulting from any provision of these Articles of Incorporation.

     6.3 Correction of Clerical Errors. The corporation shall have authority to correct clerical errors in any documents filed with the Secretary of State of Washington, including these Articles or any amendments hereto, without the necessity of special shareholder approval of such corrections.



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